PRESS RELEASE

FOR IMMEDIATE RELEASE                                                                                                                                     FOR FURTHER INFORMATION:

Ryan Hobbs
Director, Investor Relations
1.256.730.2701
ryan.hobbs@intergraph.com

Intergraph Reports First Quarter 2006 Financial Results

First Quarter Operating Income Exceeds Financial Guidance

HUNTSVILLE, Ala., April 26, 2006 -- Intergraph Corporation (NASDAQ: INGR), a leading global provider of spatial information management (SIM) software, today announced financial results for its first quarter ended March 31, 2006.  Revenue for the quarter was $139.0 million, an increase of 1.9% from the $136.5 million reported in the first quarter of 2005.  Operating income for the quarter was $6.2 million, or 4.5% of revenue, compared to $5.9 million, or 4.3% of revenue, reported in the first quarter of 2005.  The Company reported a restructuring charge of $4.7 million in the first quarter of 2006, compared to $1.7 million in the first quarter of 2005.  Operating income before restructuring (a non-GAAP measure) for the quarter was $10.9 million, or 7.9% of revenue, compared to $7.6 million, or 5.6% of revenue, reported in the first quarter of 2005.

Net income for the quarter was $14.0 million, or $0.44 per diluted share, compared to $81.9 million, or $2.40 per diluted share, reported in the first quarter of 2005.  Net income includes approximately $8.5 million and $81.0 million of after-tax intellectual property income, net of all fees and expenses, in the first quarter of 2006 and 2005, respectively.

"We are pleased with our continued improvements in operating performance as first quarter operating income and operating income before restructuring exceeded our financial guidance," said R. Halsey Wise, Intergraph President & CEO.  "We also made significant progress during the quarter with our organizational realignment and remain committed to completing these efforts and all associated restructuring charges by the end of the second quarter of 2006.  As part of our restructuring actions in the first quarter and in an effort to increase operational focus, we divested our Teranetix Europe operations, a legacy hardware repair business that we previously identified as a non-core asset.  We view such steps as evidence of our continued efforts to enhance operational focus and build shareholder value."

(dollars in millions)
	Quarterly Results			Financial Guidance [a]

	Q1 2006	Q4 2005	Q1 2005	Q2 2006	2006

Revenue	$139.0	$145.1	$136.5	$145 - $147	$600 - $610 [b]
Year-over-year growth	1.9%	(0.7%)	3.2%

Operating income - before restructuring [c]	$10.9	$12.5	$7.6	$10.5 - $11.5	$53.0 - $57.0
Operating margin - before restructuring [c]	7.9%	8.6%	5.6%

Restructuring charges	$4.7	$2.7	$1.7	$4.5 - $5.5	$9.2 - $10.2

Operating income	$6.2	$9.8	$5.9	$5.0 - $7.0	$42.8 - $47.8
Operating margin	4.5%	6.8%	4.3%

Net income	$14.0	$11.2	$81.9
Earnings per share (diluted)	$0.44	$0.35	$2.40

[a]	Forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements."
[b]	2006 Revenue Guidance reflects the sale of Intergraph's Teranetix Europe operations in the first quarter of 2006, which generated approximately $5 million in annual revenue.
[c]	See "Non-GAAP Financial Measures."

"Our recent customer wins and operating results illustrate Intergraph's continued progress as we execute on our Strategic Plan," Mr. Wise said.  "We are committed to further enhancing our operational efficiency and investing in various growth initiatives for the future.  While our first quarter revenue was lower than we expected, we are pleased that our orders and backlog trends remain strong.  We are optimistic about our forward prospects because we believe our business transformation actions will help us to highlight our differentiated capabilities and to pursue our attractive market opportunities."

Fluctuations in the value of the U.S. dollar in international markets can have a significant impact on the Company's financial results.  The Company estimates for the quarter that the strengthening of the U.S. dollar in its international markets, primarily in Europe, negatively impacted revenue by 3.0%, reduced operating expenses by 2.9%, and decreased its quarterly net income by approximately $0.02 per diluted share in comparison to the first quarter of 2005.  The Company estimates that the weakening of the U.S. dollar in the first quarter of 2006 as compared with the fourth quarter of 2005 positively impacted revenue by 0.4%, increased operating expenses by 0.4%, and increased its quarterly net income by approximately $0.01 per diluted share.

Recent Business Highlights

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Security, Government & Infrastructure (SG&I) generated first quarter orders of $79.5 million, compared to $68.4 million in the first quarter of 2005.  SG&I ending backlog was $203.2 million, an increase of 25.0% from the $162.6 million at the end of the first quarter of 2005.  The increase in backlog has been primarily driven by global demand for Intergraph's public safety and transportation security solutions.

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SG&I was selected by Corpus Christi, TX to provide its incident response and management system.  The contract is valued at approximately $4.2 million and includes computer-aided dispatch (CAD), mobile computing, and reporting & analysis software.  Additional notable recent public safety wins include Elk Grove County, CA (Sacramento, CA); Mumbai, India; Plantation, FL; and Richmond, VA.

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SG&I announced that it has significantly expanded the Company's long-standing relationship with the National Geospatial-Intelligence Agency (NGA) by signing a new three-year Enterprise Site License Agreement.  Intergraph's software will assist the agency in providing timely, relevant and accurate geospatial intelligence in support of national security objectives.

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SG&I announced that its software was used in support of the security operations at the President's State of the Union Address in Washington, D.C.   SG&I software enabled real-time tracking of resources throughout the course of the event and provided a map-based command and control interface allowing visibility and management of deployed mobile resources.

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SG&I announced that its software was utilized by Istituto Geografico Militare Italiano (IGMI) to aid in the security operations at the 2006 Olympic Winter Games in Torino, Italy.   SG&I software helped IGMI in collecting, validating and integrating mapping data to create valuable location-specific information for use by security personnel in the prevention and response to critical incidents.

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SG&I software was selected by The Gas Company, Hawaii, to manage its geofacilities data network.  Intergraph's software will manage The Gas Company's planning, design, construction, operation and maintenance functions.   This selection means that the entire state of Hawaii will use Intergraph's software for all utilities including electric (Hawaiian Electric Company); communications (Hawaiian Telcom); and gas service (The Gas Company).

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Process, Power & Marine (PP&M) generated year-over-year revenue growth of 20.9% and achieved operating margins of 22.4% in the first quarter of 2006.  PP&M produced revenue growth across a wide range of products and geographies, particularly in the Asia-Pacific region.

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PP&M announced that Rosneft, Russia's leading provider in the fuel and energy sector, has signed a multi-year software license agreement to standardize on Intergraph's SmartPlant Enterprise portfolio in its subsidiaries across the Russian Federation.  SmartPlant Enterprise will allow Rosneft to integrate numerous applications used to create, capture and maintain information and institutional knowledge throughout the plant's lifecycle, regardless of changes in the plants and staff.

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PP&M announced that Bateman Engineering N.V. will standardize on Intergraph's SmartPlant Enterprise to replace its existing AVEVA PDMS design tool.   The SmartPlant Enterprise portfolio will form the foundation for a more data-centric and integrated plant design modeling environment.

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PP&M's SmartPlant Enterprise was selected by Chematur Engineering AB (CEAB), a group of chemical engineering companies in Sweden, United States, Germany, Finland and India.  CEAB will implement SmartPlant Enterprise across its worldwide operations to help streamline schedules, boost productivity and increase engineering quality across its global engineering enterprise.

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PP&M announced SmartPlant Foundation, the Company's data and document management system and integration hub, has now been selected by more than 100 clients worldwide.   SmartPlant Foundation provides critical integration capabilities for asset creation, maintenance and operations-related work processes that address the engineering information requirements of a facility throughout the entire plant lifecycle.

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PP&M acquired Alias Ltd., a leading global provider of piping design automation software, based outside of Manchester, England.   Alias provides automatic piping isometric drawing generation capability to the majority of 3D plant design and shipbuilding software users worldwide.

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Intergraph recently announced that General Colin Powell, USA (Ret.), will serve as the featured keynote speaker for Intergraph 2006, the Company's flagship international users' conference to be held June 12-15, 2006 in Lake Buena Vista, Florida, at Disney's Coronado Springs Resort.

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Intergraph sold the European operations of its Teranetix division on March 25, 2006, marking the second and final divestiture of this non-core asset.  Teranetix provides legacy hardware maintenance and repair services and was identified as a non-core asset by the Company as part of its Strategic Plan.  Teranetix generated approximately $5 million in annual revenue with little to no operating profit.  The sale of Teranetix did not result in a material gain or loss.

Organizational Realignment
In April 2005, the Company announced, as part of its business transformation efforts, the realignment of its organizational structure and streamlining of its global operations from four to two divisions – Security, Government & Infrastructure (SG&I) and Process, Power & Marine (PP&M).  The organizational realignment is intended to: (1) improve the customer focus and responsiveness of the Company; (2) facilitate revenue growth by better leveraging the Company's full range of technology and services; (3) enhance the Company's development capabilities and ability to deliver innovative solutions to its target markets; and (4) reduce the overall cost structure of the Company.

The Company expects that the organizational realignment will be completed by the end of the second quarter of 2006.  The Company has identified process improvements and expense savings opportunities related to the organizational realignment efforts.  The Company believes the majority of these efficiency improvements and expense savings will be generated by streamlining internal processes around the world and eliminating redundant positions as part of consolidating divisions and functions.  The Company eliminated approximately 100 positions during the first quarter of 2006 and reported a restructuring charge of $4.7 million as part of the organizational realignment efforts.  In total, the Company has eliminated approximately 315 positions and reported restructuring charges of $14.7 million during the second quarter of 2005 through the first quarter of 2006.  The Company estimates that total restructuring charges for the remainder of the organizational realignment (second quarter of 2006) will be $4.5 - $5.5 million.  The Company estimates that the entire organizational realignment will generate total gross expense savings on an annual basis in the range of $26 - $29 million.  As part of the Company's transformation efforts and consistent with its Strategic Plan, Intergraph plans to invest a portion of the expense savings generated by the organizational realignment into R&D for core product upgrades, IT and system improvements, expansion of sales channels, and targeted growth opportunities where the Company believes it has differentiated capabilities.

Division Performance
The Company believes that providing the operating performance of its two divisions is useful to investors.  The following tables and explanations summarize the results of the two divisions for the first quarter ended March 31, 2006.

Security, Government & Infrastructure (SG&I):

(dollars in millions)
	Quarterly Results			Ending

	Q1 2006	Q4 2005	Q1 2005	Backlog

Revenue	$92.3	$98.2	$97.7	$203.2
Year-over-year growth	(5.5%)	(3.8%)	(0.3%)

Operating income - before restructuring	$6.3	$6.4	$6.8
Operating margin - before restructuring	6.8%	6.5%	7.0%

Restructuring charges	$2.6	$2.6	$1.0

Operating income	$3.7	$3.8	$5.8
Operating margin	4.0%	3.8%	5.9%

SG&I revenue for the quarter was $92.3 million, a decrease of 5.5% from the first quarter of 2005 and a sequential decrease of 6.0% from the fourth quarter of 2005.  The revenue decrease from both periods was partially driven by the timing of delivery related to Digital Mapping Cameras.  The year-over-year comparison also reflects a decline in certain U.S. Federal Government contracts.  Operating income for the quarter was $3.7 million, or 4.0% of revenue, compared to $5.8 million in the first quarter of 2005 and $3.8 million in the fourth quarter of 2005.  SG&I reported a restructuring charge of $2.6 million in the first quarter of 2006 due to the organizational realignment announced in April 2005.  Operating income before restructuring (a non-GAAP measure) for the quarter was $6.3 million, or 6.8% of revenue, compared to $6.8 million in the first quarter of 2005 and $6.4 million in the fourth quarter of 2005.  The year-over-year decline in operating income was driven by lower revenue and higher restructuring charges, partially offset by lower operating expenses.  The slight sequential decline in operating income from the fourth quarter of 2005 reflects lower revenue, offset by improved gross margins and lower operating expenses.  SG&I generated first quarter orders of $79.5 million, compared to $68.4 million in the first quarter of 2005 and $70.3 million in the fourth quarter of 2005.  SG&I ending backlog was $203.2 million, representing a 25.0% increase from the $162.6 million at the end of the first quarter of 2005 and a 5.1% increase from the $193.3 million at the end of the fourth quarter of 2005.

Process, Power & Marine (PP&M):

(dollars in millions)
	Quarterly Results

	Q1 2006	Q4 2005	Q1 2005

Revenue	$46.8	$47.2	$38.7
Year-over-year growth	20.9%	8.3%	17.2%

Operating income	$10.5	$11.4	$6.3
Operating margin	22.4%	24.2%	16.4%

PP&M revenue for the quarter was $46.8 million, an increase of 20.9% from the first quarter of 2005 and a sequential decrease of 0.8% from the fourth quarter of 2005.  The year-over-year revenue increase was primarily due to growth in our core plant design software, the adoption of our new SmartPlant Enterprise technology, increases in our 3D design software lease base, and increases in maintenance and services revenue generated by these products.  Operating income for the quarter was $10.5 million, or 22.4% of revenue, compared to $6.3 million in the first quarter of 2005 and $11.4 million in the fourth quarter of 2005.  The year-over-year growth in operating income was primarily due to increases in revenue and gross margins, partially offset by higher operating expenses primarily in sales and marketing functions to support the growth in the business.

Accelerated Stock Buyback (ASB)
On March 22, 2005, the Company repurchased 5.4 million shares from a financial intermediary in a private transaction in connection with an Accelerated Stock Buyback (ASB).  The shares were repurchased for an upfront payment of approximately $150 million, or $27.74 per share, and were subject to a market price adjustment provision based on the volume weighted average market trading price of $41.06 per share over the period from May 2, 2005 to March 21, 2006.   The total amount of this market price adjustment provision was approximately $72 million and was settled by the Company in cash on March 24, 2006.

Intellectual Property
The Company possesses an intellectual property (IP) portfolio, which it protects through licensing and litigation.  All income and expenses associated with the IP portfolio, including legal expenses, are classified and reported in the Other Income (Expense), net section of the income statement.  For the quarter ended March 31, 2006, Intergraph reported $13.5 million of pre-tax intellectual property income, net of all fees and expenses.

On March 31, 2006, Intergraph entered into a patent license agreement with Sony Corporation of Japan.   The terms of the agreement require Sony to make a one-time, up-front royalty payment of $15.0 million for a paid-up worldwide license to Intergraph's patent portfolio.  Intergraph recorded after-tax intellectual property income from this agreement of approximately $8.6 million, net of all fees and expenses, in the first quarter of 2006.

On April 24, 2006, Intergraph announced a patent license agreement with Acer Incorporated.   Under the terms of the agreement, Acer will make a one-time, fully paid-up royalty payment of $7.5 million based on a 1% royalty on applicable product revenue.  Intergraph expects to record after-tax intellectual property income from this agreement of approximately $4.3 million, net of all fees and expenses, in the second quarter of 2006.

Non-GAAP Financial Measures
To supplement its financial statements, which are prepared on a Generally Accepted Accounting Principles (GAAP) basis, Intergraph reports operating income before restructuring charges and operating margin before restructuring charges.  The Company believes these non-GAAP financial measures provide investors and management with additional information to evaluate the Company's past financial results and ongoing operational performance.  The Company believes these non-GAAP financial measures facilitate making period-to-period comparisons and are indications of its operating performance.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP.  In addition, these non-GAAP financial measures may not necessarily be comparable to those of other companies.

Conference Call and Webcast
Intergraph will provide an online, real-time Webcast and rebroadcast of its first quarter conference call to be held on Thursday, April 27, 2006 at 11:00 a.m. EST.  The live broadcast will be available online at www.intergraph.com/investors.  Listeners will be asked to pre-register and should plan to visit the Website a few minutes before the broadcast begins.  The replay will be available shortly after the conference call ends and will remain available online until April 27, 2007.  In addition, the replay can be heard by telephone any time before the close of business on May 27, 2006 by calling 1-800-337-5619.

About Intergraph
Intergraph Corporation (NASDAQ: INGR) is a leading global provider of spatial information management (SIM) software.  Security organizations, businesses and governments in more than 60 countries rely on the Company's spatial technology and services to make better and faster operational decisions.  Intergraph's customers organize vast amounts of complex data into understandable visual representations, creating intelligent maps, managing assets, building and operating better plants and ships, and protecting critical infrastructure and millions of people around the world.  For more information, visit www.intergraph.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements (all statements other than those made solely with respect to historical fact) within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, any projections or expectations regarding future results, including revenue, operating income levels, margins, and cash flows; expectations regarding future market conditions; and the Company's organizational realignment and cost reduction efforts, and their anticipated impact on the Company and its divisions and business units; information regarding the development, timing of introduction, exportability, and performance of new products; the Company's ability to win new orders and any statements of the plans, strategies, expectations, and objectives of management for future operations.   Forward-looking statements are subject to known and unknown risks and uncertainties (some of which are beyond the Company's control) that could cause actual results to differ materially from those anticipated in the forward-looking statements.   Factors that could cause or contribute to such differences include, but are not limited to, potential adverse outcomes in our efforts to improve our operating performance (including uncertainties with respect to the timing and magnitude of any expected improvements); potential adverse outcomes or consequences associated with the Company's organizational realignment; material changes with respect to our business, litigation, or the securities markets; risks associated with doing business internationally (including foreign currency fluctuations and export controls); worldwide political and economic conditions and changes; increased competition; rapid technological change; unanticipated changes in customer requirements, including reductions in funding or spending for, or scope of, government projects; ability to identify suitable sources of growth and to identify and execute upon suitable acquisition targets at reasonable prices; ability to improve margins; adverse trends in energy demand and prices; ability to attract or retain key personnel; the ability to access or deliver the technology necessary to compete in the markets served; potential obsolescence or exhaustion of the Company's intellectual property rights, and changes in the market value of licensed products; the ability, timing, and costs to enforce and protect the Company's intellectual property rights; risks associated with various ongoing litigation proceedings and other disputes; and other risks detailed in our press releases or in our annual, quarterly, or other filings with the Securities and Exchange Commission.  The Company undertakes no obligation to make any revision to any forward-looking statement or to update any such statement to reflect events or circumstances occurring after the date thereof.   Accordingly, the reader is cautioned not to unduly rely on such forward-looking statements.

Intergraph and the Intergraph logo are registered trademarks of Intergraph Corporation.  Other brands and product names are trademarks of their respective owners.

Intergraph Corporation
Consolidated Balance Sheets (Unaudited)
(amounts in thousands)

	March 31,	December 31,
	2006	2005

Assets:
Cash and short-term investments	$214,686	$307,177
Accounts receivable, net	165,399	158,295
Inventories, net	26,460	23,467
Other current assets	51,379	39,829

Total Current Assets	457,924	528,768

Investments in affiliates	9,309	9,375
Capitalized software development costs, net	23,143	23,482
Other assets, net	20,649	9,890
Property, plant and equipment, net	49,413	49,079

Total Assets	$560,438	$620,594

Liabilities and Shareholders' Equity:
Trade accounts payable	$19,135	$17,172
Accrued compensation	31,314	38,518
Other accrued expenses	42,120	41,290
Billings in excess of sales	58,699	58,489
Income taxes payable	38,479	38,104
Current portion of long-term debt	456	453

Total Current Liabilities	190,203	194,026

Long-term debt	201	318
Deferred income taxes and other noncurrent liabilities	7,359	7,388

Total Shareholders' Equity	362,675	418,862

Total Liabilities and Shareholders' Equity	$560,438	$620,594

Intergraph Corporation
Consolidated Statements of Operations (Unaudited)
(amounts in thousands, except per share data)

	Quarter Ended March 31,

	2006	2005

Revenue:
Systems	$71,789	$69,010
Maintenance	36,979	36,500
Services	30,258	30,978

Total Revenue	139,026	136,488

Cost of Revenue:
Systems	33,497	33,071
Maintenance	10,655	10,962
Services	21,308	22,803

Total Cost of Revenue	65,460	66,836

Gross Profit	73,566	69,652

Operating Expenses:
Product development	16,007	14,999
Sales and marketing	30,262	30,376
General and administrative	16,375	16,686
Restructuring charges	4,674	1,694

Total Operating Expenses	67,318	63,755

Operating Income	6,248	5,897

Other Income (Expense):
Intellectual property income (expense), net	13,456	127,840
Interest income	2,247	1,973
Other income (expense), net	796	(200)

Total Other Income (Expense)	16,499	129,613

Income Before Income Taxes	22,747	135,510

Income Tax Benefit (Expense)	(8,700)	(53,580)

Net Income	$14,047	$81,930

Earnings Per Share:
Basic	$0.48	$2.50
Diluted	$0.44	$2.40

Weighted Average Shares Outstanding:
Basic	29,213	32,807
Diluted	31,585	34,202

Orders:
Systems orders	$82,700	$69,900
Services orders	38,400	34,400

Total Systems and Services Orders	$121,100	$104,300